Exhibit 10.2

Vitro Biopharma, Inc.

3200 Cherry Creek Drive South, Suite 720

Denver, Colorado 80209

June 21, 2024

Target Capital 16 LLC

144 Hillside Village

Rio Grande, PR 00745

Attn.: Dmitriy Shapiro, Manager

Extension of

Senior Secured Convertible Notes

Dear Sirs:

Reference is made to that certain: (A) Securities Purchase Agreement, dated as of November 16, 2023 (“Purchase Agreement”), as amended, between the undersigned Vitro Biopharma, Inc., a Nevada corporation (“Company”), and each purchaser identified on the Annex A thereto; and (B) the Senior Secured Convertible Notes issued thereunder (“Notes”). You (“Holder”) are an “Investor” under the Purchase Agreement and hold $3,750,000 Original Principal Amount Note (“Holder’s Note”) issued to you under the Purchase Agreement. Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement or Notes, as applicable.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Holder hereby agree as follows.

1. Extension of Holder’s Note. The second paragraph of the Holder’s Note is hereby amended by: (i) extending the date of the “Original Final Maturity Date” thereunder by sixty (60) days, to October 16, 2024, (ii) removing the proviso with respect to “Extended Final Maturity Date” therein (and the remainder of the sentence), and (iii) replacing such proviso (and remainder of sentence) with the following:

“provided that if the Company: (A)(x) shall have been diligently pursuing the consummation of a Liquidity Event through the Original Final Maturity Date (as evidenced by the filing of a registration statement under the Securities Act or Exchange Act therefor) and (y) shall have delivered an Extension Notice (as hereinafter defined) as provided in the following paragraph hereof, then the “Original Final Maturity Date” shall be extended to by a further 30 days, from October 16, 2024 to November 16, 2024 (the “Extended Final Maturity Date”), and (B) shall have consummated a Liquidity Event on or before the Original Final Maturity Date or Extended final Maturity Date, then the “Extended Final Maturity Date” shall be extended by 180 days from and after the date of such consummation, or (in any event) such earlier date as this Note is required or permitted to be repaid as provided hereunder (as the case may be, the “Maturity Date”).”

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2. Partial Mandatory Conversion Upon Liquidity Event. Section 4(a) (Conversion) of the Holder’s Note is hereby amended by amended and restated in its entirety as follows (with additions to the present Section 4(a) being indicated in thusly in blue, and deletions):

“(a) Conversion. On any date, including and following the Maturity Date: (i) the Holder shall have the right, at the Holder’s option, to convert the Payment Amount (or, from and after the date of the occurrence of any Event of Default, the Default Amount) of this Note, in whole or in part (as the case may be, the “Conversion Amount”), into Conversion Shares by following the mechanics of conversion set forth in Section 4(b)(i); and (ii) and if, at the time (x) a Liquidity Event (i.e., a Direct Listing or IPO) shall have occurred and (y) the Conversion Shares are registered for resale under the Securities Act without restriction thereunder and the other Transferability Conditions (but disregarding for this purpose to Lock-Up Agreement as in effect on the original date thereof) (the “Mandatory Conversion Conditions”), a portion of the Payment Amount (or, from and after the date of the occurrence of any Event of Default, the Default Amount) of this Note, up to the lesser of (x) the amount that would result in the Holder exceeding the 9.99% Benefit Ownership Limitation (as defined in Section 4(c) of the Notes), shall automatically convert into Conversion Shares and (y) $2,500,000 Original Principal Amount; provided that (for the avoidance of doubt): (1) all Conversion Shares issued in such Mandatory Conversion must have been registered for resale by the Holder in the registration statement for such Liquidity Event, and (2) any Mandatory Conversion or Optional Conversion pursuant to this Section 4(b) shall be at a Conversion Price equal to the product of the Liquidity Event Price and 60%.

In connection with the foregoing, the following definition is added to Section 1 of the Holder’s Note:

“Lock-Up Agreement” has the meaning provided in that certain letter agreement (captioned Extension of Senior Secured Convertible Notes), dated June 19, 2024 between the Company and Holder.”

3. Extension Pre-Funded Warrants. In consideration of the foregoing, the Company will issue and deliver to Holder Pre-Funded Warrants to purchase (initially) up to 700,000 shares of Common Stock. All shares of Common Stock issuable upon exercise of such Pre-Funded Warrants shall be registered for resale by the Holder in the registration statement under the Securities Act for the Company’s Liquidity Event.

4. Lock-Up Agreement. In the event that the Holder shall execute and deliver to the Company and/or its anticipated lead underwriter, Dominari Securities LLC, a Lock-Up Agreement in the form of Annex B hereto (“Lock-Up Agreement”), the Company will issue and deliver to additional Holder Pre-Funded Warrants to purchase (initially) up to 300,000 shares of Common Stock. All shares of Common Stock issuable upon exercise of such Pre-Funded Warrants shall be registered for resale by the Holder in the registration statement under the Securities Act for the Company’s Liquidity Event.

5. No Material Non-Public Information. The Company hereby represents and warrants and covenants to the Holder that nothing contained herein or otherwise disclosed to the Holder by the Company connection herewith constitutes material non-public information. As of the date hereof, the Company shall have disclosed all material, non-public information (if any) provided up to the date hereof to the Holder by the Company or any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents, that has not previously been publicly disclosed by the Company in a filing with the Securities and Exchange Commission.

6. No Confidentiality. The Company hereby covenants and agrees that, as of the date hereof, (i) the Holder has no confidentiality or similar obligation under any agreement to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents and (ii) the Holder has not made any agreement with the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agent not to purchase or sell, long and/or short, the Common Stock or any other securities of the Company.

[Signature Page Follows]

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7. Miscellaneous. All questions concerning the construction, validity, enforcement and interpretation of this letter agreement shall be determined in accordance with the provisions of the Purchase Agreement. This letter agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

If the foregoing accurately reflects our agreement, kindly evidence your acceptance of the Agreement by signing below:

Sincerely,

VITRO BIOPHARMA, INC.

By:	/s/ Christopher Furman
Name:	Christopher Furman
Title:	Chief Executive Officer

ACCEPTED AND AGREED TO:

TARGET CAPITAL 16 LLC

By:	/s/ Dmitriy Shapiro
Name:	Dmitriy Shapiro
Title:	Manager

ANNEX A

Form of Pre-Funded Warrant

[See pages that follow]

ANNEX B

Form of Lock-Up Agreement

[See pages that follow]